Exhibit 10.1

MEMORANDUM OF AGREEMENT

MEMORANDUM OF AGREEMENT (hereinafter referred to as this “Memorandum”), dated April 30, 2008 (the “Effective Date”), by and among ESSAR STEEL HOLDINGS LTD (the “Parent”) and ESMARK INCORPORATED (the “Company”, and together with the Parent, the “Parties”, and each individually, a “Party”).

WHEREAS, the Parties have negotiated the material terms and conditions of a transaction whereby, subject to such terms and conditions, (i) an affiliate of Parent shall make a cash tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company and (ii) following the consummation of such tender offer, an affiliate of Parent shall merge with and into the Company (the “Proposed Transaction”); and

WHEREAS, concurrently with the execution of this Memorandum, Parent (the “Lender”) has entered into a binding commitment letter with the Company (the “Commitment”) (i) to purchase 100% of the outstanding principal balance (after giving effect to required repayments as set forth in the Commitment) of the term loan outstanding under that certain Term Loan Agreement dated as of July 31, 2003, as amended (the “Existing WPSC Term Loan Agreement”), among, inter alia, Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation (“WPSC”), Royal Bank of Canada, as administrative agent, the lenders party thereto and the Emergency Steel Loan Guarantee Board, at par, for an aggregate purchase price of $79 million, subject to the terms and conditions set forth in the Commitment (including the concurrent amendment and restatement of the Existing WPSC Term Loan Agreement as therein provided) (the Existing WPSC Term Loan Agreement, as so amended and restated, the “WPSC Facility”), and (ii) to provide a $31 million term loan facility to Esmark Steel Service Group, Inc., a Delaware corporation (“ESSG”; such facility, the “ESSG Facility”; and together with the WPSC Facility, collectively, the “Term Facilities”) having the terms set forth in the Commitment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Memorandum and other valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties, the intending to be legally bound, agree as follows:

1. The Parties agree that they have negotiated the material terms and conditions of the Agreement and Plan of Merger in the form attached hereto as Attachment I (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. Each of the Parties’ respective Boards of Directors has approved entering into the Proposed Transaction subject to the conditions contained herein.

3. Immediately upon the earlier of the expiration of the time period provided in Article Eleven, Section D of the collective bargaining agreement between Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation and the United Steelworkers of America, AFL-CIO-CLC (the “USW Union”), dated August 1, 2003 or receipt by the Company of written waiver thereof from the USW Union (such period being the “Solicitation Period”), the Parties agree to enter into the Agreement.

4. From the Effective Time until the expiration of the Solicitation Period, the Company and its Subsidiaries and their respective Representatives shall be permitted to (i) directly or indirectly solicit, initiate or knowingly encourage the submission of an Acquisition Proposal and (ii) directly or indirectly participate in discussions or negotiations regarding, and furnish to any Person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that (x) the Company shall not, nor shall it authorize or permit any of its Representatives to, provide to any Person any non-public information (other than immaterial non-public information) with respect to the Company, any of its Subsidiaries or any Joint Venture without first entering into an Acceptable Confidentiality Agreement with such Person that is not less restrictive of the other party with respect to confidentiality than the Confidentiality Agreement and containing a customary standstill and (y) the Company shall promptly notify Parent when it enters into any such Acceptable Confidentiality Agreement and provide to Parent any non-public information concerning the Company and its Subsidiaries that is provided to such Person or its representatives which was not previously provided to Parent.

5. If, prior to entering into the Agreement, the Company enters into an Acquisition Agreement with another party relating to an Acquisition Proposal, (a) this Memorandum and the Commitment (unless such Commitment has already been funded) shall terminate, (b) the Company will pay to Parent, concurrently with the entering into of such agreement, the Termination Fee by wire transfer of immediately available funds to an account designated by Parent and (c) neither Party shall be obligated to enter into the Agreement. The payment of the Termination Fee shall constitute the sole and exclusive remedy of Parent with respect to the termination of this Memorandum.

6. The Parties agree that the provisions contained in Sections 5.1, 5.2, 6.1, 6.2 and 6.3 of the Agreement shall commence and be binding upon the Company as of the Effective Date and are hereby incorporated by reference and made part of this Memorandum.

7. The Lender has provided the Commitment to the Company and shall enter into the definitive documents as provided therein and shall fund the loans contemplated thereby upon satisfaction of the conditions set forth therein.

8. This Memorandum may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

9. The Parties acknowledge and agree that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms by the Party to perform and that any breach of this Memorandum by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10. Section 9.7, Section 9.8, Section 9.10, Section 9.13 and the first sentence of Section 9.14 of the Agreement are hereby incorporated by reference and made part of this Memorandum.

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IN WITNESS WHEREOF, the Parties have caused this Memorandum to be signed by their respective officers thereunto duly authorized as of the date first written above.

ESMARK INCORPORATED

By:	/s/ Craig T. Bouchard
Name:	Craig T. Bouchard
Title:	President

ESSAR STEEL HOLDINGS LTD

By:	/s/ Madhu Vuppuluri
Name:	Madhu Vuppuluri
Title:	President, Essar Americas

SIGNATURE PAGE TO MEMORANDUM OF AGREEMENT